Exhibit 99.1
                                                                    ------------

Contact Information
-------------------
Bob Orlando, Chief Financial Officer                   Bob Joyce
Switchboard Incorporated                               FitzGerald Communications
508-898-8131                                           617-585-2298

                     SWITCHBOARD REPORTS SECOND QUARTER 2003
                                FINANCIAL RESULTS

                 Continues to Report Improved Operating Results

WESTBOROUGH, Mass. - July 29, 2003 - Switchboard Incorporated (NASDAQ: SWBD), a leading provider of directory technology and online yellow pages solutions, today announced its financial results for its second quarter ended June 30, 2003.

For the second quarter of 2003, net revenue was approximately $4.0 million, an increase of 92 percent compared with approximately $2.1 million in the second quarter of 2002, which included $946,000 of amortization of consideration provided to AOL. Net revenue for the second quarter improved 19 percent compared with $3.3 million in the first quarter of 2003. Net revenue for the first and second quarters of 2003 did not include any amortization of consideration provided to AOL.

Switchboard reported net income for the second quarter of approximately $527,000, or $0.03 per share, compared to a net loss of $1.4 million, or $0.07 per share, in the second quarter of 2002. Net income for the second quarter improved from $56,000, or break-even per share, reported in the first quarter of 2003.

Switchboard reported approximately $50.3 million in cash and marketable securities at the end of the second quarter of 2003, as compared with $53.7 million at the end of the first quarter of 2003. In the second quarter, Switchboard expended $1.7 million related to the settlement of its lawsuit with the former owners of Envenue, which had been previously accrued. Additionally, Switchboard paid off early its obligations under an equipment financing agreement totaling approximately $1.8 million during the second quarter. At the end of the second quarter, Switchboard had no outstanding debt.

"I am pleased with the financial results we have achieved during the second quarter," said Douglas J. Greenlaw, CEO of Switchboard. "The local advertising market is beginning to show signs of improvement and the continued progress made by our partners using the Switchboard platform to capture this market opportunity has resulted in revenue growth and improved profitability for Switchboard. Revenue growth was primarily supported by our partnership with AOL as well as the effects of the first full quarter of our partnership with BellSouth. We are optimistic that our business will continue to experience incremental growth as the economic environment improves and merchants utilize local advertising as a means to reach new customers."

Financial Outlook
For the third quarter of fiscal 2003, the Company anticipates revenue to be in the range of $3.8 million to $4.2 million. Net income for the period is expected to be in the range of $400,000, or $0.02 per share, to $800,000, or $0.04 per share. Total cash and marketable securities on hand at the end of the third quarter is expected to be in the range of $50.8 million to $51.2 million.

Conference Call Information
Switchboard will hold a conference call on Wednesday, July 30, 2003 at 8:30 a.m. EDT to discuss its second quarter 2003 results. To join the call, please dial 1-800-930-1344 in the U.S. and 1-312-461-0285 outside of the U.S., pass code
5767131. There will be a live web cast available on the Switchboard investor relations web site at www.switchboard.com under "About Switchboard-Investor". A replay of the call will be available two hours after the live call through Wednesday, August 6, 2003. To access the replay, please visit www.switchboard.com under "About Switchboard-Investor" or dial 1-888-203-1112 in the U.S. and 1-719-457-0820 outside of the U.S. and enter pass code 594821.

About Switchboard Incorporated
Switchboard Incorporated is a leading provider of directory technology and Internet-based yellow pages. A pioneer of locally oriented, business searching, Switchboard delivers highly-targeted, online advertising solutions to national retailers and brick and mortar merchants on its flagship web site, Switchboard.com, and the sites of its many directory affiliates. Switchboard's technology connects over 8.5 million unique, ready-to-buy consumers each month with the local businesses that have what they need, driving local commerce through online innovation. Switchboard is headquartered in Westborough, MA. For more information, visit www.switchboard.com. ePresence (NASDAQ: EPRE) owns approximately 51.9% of the outstanding shares of Switchboard.

Forward-Looking Statements
This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects including, for example, Switchboard's strategy, business model and future financial results; its ability to attain future revenue growth and profitability; and the development of the market for Internet directory services, including the migration of yellow pages from print to on-line. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the market for Internet directory services may not develop or grow as expected; Switchboard may fail to gain or maintain leadership in that market; the migration of yellow pages from print to on-line may not occur as rapidly as anticipated, or at all; Switchboard's relationships with its new and existing strategic partners, including AOL, may fail to produce the expected benefits; Switchboard may fail to increase the scope of its merchant and strategic partner networks; new products and services introduced by Switchboard, including Switchboard Matrix, may fail to gain market acceptance; Switchboard may fail to deploy technology advancements as anticipated; Switchboard's customers may fail to compete effectively in the market for Internet directory services, with or without training, support and new technologies from Switchboard; Switchboard may fail to achieve long-term growth and may fail to achieve improved operating results over the next several quarters; Switchboard may fail to control its expenses to the extent needed to achieve profitability; and Switchboard's operating results are volatile. For a detailed discussion of these and other cautionary statements, please refer to Switchboard's filings with the Securities and Exchange Commission, including Switchboard's Annual Report on Form 10-K filed on March 28, 2003 and most recent Quarterly Report on Form 10-Q filed on May 15, 2003. Switchboard cautions readers to consider carefully the foregoing factors and other such factors. Further, Switchboard's forward-looking statements speak only as of the date on which such statements are made. Switchboard disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. SOURCE Switchboard Incorporated.

Switchboard Incorporated
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share amounts)

                                                         Three Months Ended June 30,          Six Months Ended June 30,
                                                         ---------------------------          -------------------------
                                                            2003            2002                 2003            2002
                                                            ----            ----                 ----            ----

Gross revenue                                              $3,974          $3,014               $7,315          $7,037
Consideration given to a customer                               -            (946)                   -          (2,049)
                                                           ------         -------               ------         -------

     Net revenue                                            3,974           2,068                7,315           4,988

Cost of revenue                                               814           1,112                1,521           2,030
                                                           ------         -------               ------         -------

Gross profit                                                3,160             956                5,794           2,958
Gross profit %                                                 80%             46%                  79%             59%

Operating expenses:
Sales and marketing                                           685           1,145                1,527           2,572
Research and development                                    1,121           1,317                2,235           2,822
General and administrative                                  1,022             723                1,826           1,430
Revision of restructuring estimate                            (35)              -                  (35)              -
                                                           ------         -------               ------         -------
     Total operating expenses                               2,793           3,185                5,553           6,824
                                                           ------         -------               ------         -------

Operating income (loss)                                       367          (2,229)                 241          (3,866)

Interest income, net                                          172             874                  354           1,469
                                                           ------         -------               ------         -------

Income (loss) before taxes                                    539          (1,355)                 595          (2,397)

Provision for income taxes                                     12               -                   12               -
                                                           ------         -------               ------         -------

Net income (loss)                                          $  527         $(1,355)              $  583         $(2,397)
                                                           ======         =======               ======         =======

Net income (loss) per share:
   Basic                                                    $0.03          $(0.07)               $0.03          $(0.13)
                                                            =====          ======                =====          ======
   Diluted                                                  $0.03          $(0.07)               $0.03          $(0.13)
                                                            =====          ======                =====          ======

Shares used in computing net income (loss) per share:
   Basic                                                   18,658          18,499               18,643          18,497
   Diluted                                                 19,296          18,499               19,191          18,497

Switchboard Incorporated
Condensed Consolidated Balance Sheets
(unaudited, in thousands)


                                                                         June 30, 2003         December 31, 2002
                                                                         -------------         -----------------
ASSETS
Cash and marketable securities                                                 $50,323                   $53,863
Trade accounts receivable, net                                                   2,125                     1,558
Unbilled receivables                                                               133                       160
Other current assets                                                               850                       330
Property, equipment and other assets                                             1,297                     1,877
                                                                               -------                   -------
   Total assets                                                                $54,728                   $57,788
                                                                               =======                   =======


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                                            $ 2,437                   $ 5,102
Deferred revenue                                                                   533                       475
Other liabilities                                                                    -                     1,124
Stockholders' equity                                                            51,758                    51,087
                                                                               -------                   -------
   Total liabilities and stockholders' equity                                  $54,728                   $57,788
                                                                               =======                   =======